Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

INVESTOR CONTACT:	Carol Knies, 404.459.7653, cknies@homebanc.com
MEDIA CONTACT:	Mark Scott, 404.459.7452, mscott@homebanc.com

HOMEBANC CORP. REPORTS FOURTH QUARTER AND

FULL YEAR 2004 RESULTS

ATLANTA, March 17, 2005, – HomeBanc Corp. (NYSE : HMB) (“HomeBanc” or the “Company”), a real estate investment trust (“REIT”), reported the Company’s consolidated results of operations for the fourth quarter and full year ended December 31, 2004. The consolidated results of operations include results of operations for HomeBanc Mortgage Corporation (“HomeBanc Mortgage”), the Company’s wholly-owned taxable REIT subsidiary (“TRS”).

The Company completed its initial public offering on July 19, 2004 and has made an election to be taxed as a REIT for the taxable year ended December 31, 2004.

Historically, HomeBanc Mortgage sold substantially all of the mortgage loans it originated. In anticipation of the Company’s initial public offering and election to be taxed as a REIT, beginning in February 2004, the Company began holding for investment a majority of the prime quality adjustable-rate mortgage loans that it originates. The fourth quarter of 2004 was the first full quarter of operations for the Company as a REIT since its initial public offering. The Company’s results of operations reported today reflect this change in the Company’s business strategy as a result of the initial public offering.

Highlights include:

•	REIT taxable income of $7.7 million, or $0.17 per share, for the three months ended December 31, 2004;

•	Total GAAP consolidated net loss of $12.1 million, or $0.27 per share, for the three months ended December 31, 2004, due primarily to the elimination of gain on sale of mortgage loans retained;

•	Portfolio assets increased to $2.9 billion at December 31, 2004;

•	Mortgage origination volume of $1.3 billion for three months ended December 31, 2004; and

•	New loan application volume of $1.5 billion for the fourth quarter 2004 and $1.1 billion in the pipeline at December 31, 2004.

Patrick S. Flood, HomeBanc Chairman and CEO, commented, “We now have almost six months of results reflecting our operating as a public REIT. We are pleased with the success of transitioning to our new operating model best evidenced by our portfolio growth, successful securitizations and growth in REIT taxable earnings. Our reported GAAP loss for the quarter was expected and due primarily to our change in moving from a gain-on-sale model to a portfolio strategy. We expect this loss to be reduced in upcoming quarters as we continue to build income from portfolio assets of retained loans. We believe our current business model provides the most efficient way to finance mortgage loans, and we will continue to look at ways to increase GAAP earnings while avoiding undue balance sheet risk. Overall, we accomplished our targeted goals for our first six months as a public company.”

Fourth Quarter Results

The Company’s REIT taxable income for the three months ended December 31, 2004 was $7.7 million. REIT taxable income is a non-GAAP financial measure.(1) Because of the REIT tax requirements on distributions, management believes that REIT taxable income is an additional meaningful measure to evaluate our performance. The most comparable GAAP measure is consolidated GAAP earnings. REIT taxable income should not be considered as a substitute for any measures derived in accordance with GAAP and may not be comparable to other similarly titled measures of other companies. HomeBanc Corp. uses REIT taxable income as the basis for establishing the amount of dividends payable to holders of its common stock. The principal differences between GAAP earnings and REIT taxable income in the periods are intercompany gains on sale of loans from taxable REIT subsidiaries to HomeBanc excluded from income by SFAS No. 65, as amended.

Total consolidated revenues decreased $10.7 million to $12.7 million for the fourth quarter of 2004 compared to the same quarter in 2003, due mostly to the $14.7 million decrease in revenue from gain on sale of mortgage loans for the three months ended December 31, 2004 as compared to the same period in 2003, partially offset by higher net interest income of $5.6 million on loans held for investment. Realized gains before provision for contingent losses on sale of mortgage loans were $5.1 million, or 134 basis points (“bp”) on loan sales of $380 million for the fourth quarter of 2004, compared to $18.5 million, or 136 bp on loan sales for the same period of 2003. This decrease was due to the Company’s change in strategy to generally hold for investment, rather than sell, the prime quality adjustable-rate mortgage loans (“ARMs”) that it originates. During the fourth quarter of 2004, the Company retained, instead of selling, $0.9 billion of loans that were transferred to the REIT investment portfolio; likewise during the quarter, the Company completed its second securitization of mortgage loans held in its loan portfolio. The transaction was accounted for as debt for federal income tax and GAAP purposes; therefore, no gain on sale was reported. The Company estimates that, had the transaction been structured as a sale, approximately $14.8 million of gain on sale would have been realized in the period.

Total expenses for the three months ended December 31, 2004 increased $6.3 million, or 25%, to $31.6 million compared to the same period in 2003. Included in this increase are the following:

•	$3.1 million of expenses related to being a public company;

•	$1.5 million relating to new business (three new stores and the creation of the servicing department to service loans held for investment);

•	Approximately $1.5 million of additional marketing and promotions expense, related to the continued expansion of our strategic marketing alliances. As of December 31, 2004, the Company had signed 84 strategic marketing alliances with builders and Realtors, representing a 74% increase in alliance relationships, as compared to December 31, 2003. The total number of locations for strategic marketing alliances has increased 53% to 250 locations, of which 138 related to realtor alliances and 112 related to builder alliances at December 31, 2004 as compared to a total of 163 locations at December 31, 2003.

Total consolidated net loss for the quarter was $12.1 million, or $0.27 per share, and was driven primarily by the method by which revenue is recognized after the change in our strategy noted above. For consolidated GAAP purposes, no gain on sale is recognized on loans transferred to the REIT investment portfolio. However, for tax purposes, loans sold to the REIT investment portfolio are transferred at fair value, resulting in a taxable gain on sale at HomeBanc Mortgage. During the period, $0.9 billion of loans were transferred to the REIT portfolio.

The following is the reconciliation of GAAP losses to REIT taxable income for the three and twelve months ended December 31, 2004:

($ in thousands)	Three Months Ended December 31, 2004	Twelve Months Ended December 31, 2004
REIT Taxable Income	$7,725	$13,168
Taxable REIT Subsidiaries Pre-tax	(19,158)	(47,334)
GAAP Eliminations	(7,473)	(32,444)
Tax Benefit	6,804	18,277

Consolidated GAAP Loss (Post-tax)	$(12,102)	$(48,333)

As a REIT, tax laws require the Company to distribute at least 90% of its REIT taxable earnings. Therefore management believes that REIT taxable earnings is an additional meaningful measure of the Company’s operating performance. The Company uses REIT taxable income as the basis for establishing the amount of dividends payable to holders of the Company’s common stock.

Origination Overview

The Company’s total mortgage origination volume for the three months ended December 31, 2004 increased 6% compared to the same period of 2003, and for the full year of 2004 was 5% less than 2003. According to the Mortgage Bankers Association of America (“MBA”) Finance Forecast dated February 15, 2005, total originations in 2004 for the industry were down approximately 25% compared to 2003. The Company’s origination volume was boosted by its focus on purchase money adjustable-rate mortgages instead of refinancings.

The Company’s purchase money mortgage volume increased 9% and 13%, respectively, for the three and twelve months ended December 31, 2004 compared to the same periods of 2003. The Company’s purchase money mortgage volume for the twelve months ended December 31, 2004 accounted for 79% of its total loan volume compared to the industry average of 56%. The Company’s refinance mortgage volume decreased 7% and 42%, respectively, for the three and twelve months ended December 31, 2004 compared to the same periods of 2003.

The Company’s adjustable-rate loan volume increased 15% and 36%, respectively, for the three and twelve months ended December 31, 2004 over the same period of 2003. According to the MBA Finance Forecast dated February 15, 2005, adjustable-rate loan volume increased 38% from 2003 to 2004. The Company’s fixed-rate loan volume decreased 20% and 56%, respectively, for the three and twelve months ended December 31, 2004 as compared to the same periods of 2003. The MBA estimates that the industry’s fixed-rate loan volume was down 40% for 2004 compared to 2003.

The following table describes the Company’s total mortgage originations for the three and twelve month periods ended December 31, 2004 and 2003, respectively:

	3 Months ended December 31,			12 Months ended December 31,
	(Dollars in billions)
	2004	2003	% Change	2004	2003	% Change
Purchase Money Loans	$1.032	$0.943	9%	$4.474	$3.945	13%
Refinance Loans	0.271	0.290	(7)	1.149	1.975	(42)

Total Originations	$1.303	$1.233	6%	$5.623	$5.920	(5)%

The following table provides product mix data for the periods reported:

	3 Months ended December 31,			12 Months ended December 31,
	(Dollars in billions)
	2004	2003	% Change	2004	2003	% Change
Adjustable-Rate Loans	$1.043	$0.908	15%	$4.466	$3.295	36%
Fixed-Rate Loans	0.260	0.325	(20)	1.157	2.625	(56)

Total	$1.303	$1.233	6%	$5.623	$5.920	(5)%

The MBA Finance Forecast from February 15, 2005 predicts a 9% decline in total mortgage originations in 2005 versus 2004. The Company seeks to increase mortgage originations by approximately 7% in 2005 over 2004. The Company’s mortgage origination pipeline at December 31, 2004 was $1.1 billion compared to $0.8 billion at December 31, 2003, or a 38% increase. Mortgage applications increased 15% for the quarter ended December 2004 as compared to the same period of 2003. Accordingly, the Company is confirming its previously provided guidance of estimated total originations ranging from $6.0 billion to $6.5 billion in 2005.

“Our business is based on a 100% retail focused model and organic growth that is largely dependent on our people development systems,” said Flood. “This, along with our customer service process, differentiates us in the market place. These core people strategies, combined with growing our strategic marketing alliances and our focus on purchase money and adjustable-rate mortgages, offers our REIT the opportunity to grow high quality assets. HomeBanc’s performance in 2004 indicates our strategy is working with total origination volume down only 5% for the full year while the overall mortgage banking industry is down 25%. Additionally, our pipeline at December 31, 2004 is 38% higher than at December 31, 2003, another indication that our strategy is working.”

Investment Portfolio Overview

Portfolio assets, consisting of loans held for investment, increased to $2.9 billion at December 31, 2004 from $2.0 billion at September 30, 2004. The net interest margin for the portfolio was 1.33% at December 31, 2004. Duration gap for the portfolio as measured by the net interest reset period was approximately 2.0 months at December 31, 2004.

The following table details the composition of the portfolio as of December 31, 2004:

Type	($ in millions)%
1-month interest-only ARMs	$514	17.5%
6-month interest-only ARMs	1,298	44.2
3-year fixed/6-month interest-only ARMs	244	8.3
5-year fixed/6-month interest-only ARMs	643	21.9
7-year fixed/6-month interest-only ARMs	62	2.1
All other mortgage loans	176	6.0

Total	$2,937	100.0%

Servicing Overview

HomeBanc Mortgage provided loan servicing activities for $3.5 billion of loans representing 19,111 loans, at December 31, 2004, of which 15,773 loans were serviced for the REIT and 3,338 loans were serviced for third party investors. At December 31, 2004, the mortgage loans held by the REIT on a unit basis had a greater than 90-day delinquency rate of 0.01%.

Post Year-End Events

In January 2005, HomeBanc Mortgage was named number 20 on the 2005 annual Fortune magazine “100 Best Companies to Work For” list. On last year’s list, HomeBanc ranked number 39.

On February 9, 2005, HomeBanc completed a public offering of 10,925,000 shares of its common stock, including 1,425,000 shares of common stock sold to the underwriters to cover over-allotments, at a price to the public of $9.10 per share. Gross proceeds to HomeBanc from the offering, before deducting underwriting discounts and offering expenses, were approximately $99.4 million. The net proceeds have been used for reduction of debt and general corporate purposes.

On February 24, 2005, HomeBanc completed a public offering through HomeBanc Mortgage Trust 2005-1 of approximately $1.093 billion of debt backed by adjustable-rate, residential first mortgage loans. This is the Company’s first transaction completed under its securitization shelf registration statement and is consistent with the Company’s strategy of originating and retaining high quality, adjustable-rate mortgage loans and match funding of such loans with securitized debt. All of the loans underlying the notes were originated by HomeBanc Mortgage.

Dividend Reinvestment and Stock Purchase Plan

The Company offers a dividend reinvestment and stock purchase plan. SunTrust Bank is the plan administrator for the plan. Shareholders can obtain additional information about the plan, including account opening materials, by contacting SunTrust Bank at 800-568-3476.

Conference Call

HomeBanc Corp. will host a conference call on Thursday, March 17, 2005 at 4:00 p.m. eastern time, to discuss fourth quarter results. The conference call dial-in number is 800-218-0530. You may also listen to the call on www.fulldisclosure.com and on the HomeBanc Corp. website at www.homebanc.com. PowerPoint slides to accompany the conference call are available on the Company’s website under Investor Relations – Financial Reports and also on the Company’s website under Investor Relations – Webcast Live link. The Internet broadcast will be archived on both websites until March 30, 2005. An audio replay will also be available until March 30, 2005, by dialing 800-405-2236 and providing access code 11024207.

About our Company

HomeBanc Corp. is the parent company of HomeBanc Mortgage Corporation, a mortgage banking company that focuses on originating purchase money residential mortgage loans in the southeast United States. HomeBanc Corp. has made an election to be taxed as a REIT for federal income tax purposes. For more information about HomeBanc Corp., HomeBanc Mortgage Corporation or the Company’s mortgage products, contact HomeBanc at www.homebanc.com.

REIT Taxable Income

(1) We define REIT taxable income to be REIT taxable income calculated under the Code for purposes of the REIT distribution requirement. A REIT is required to distribute 90% of REIT taxable income, which, in general, includes all dividends received from our taxable REIT subsidiaries (TRSs) (generally, calculated without regard to the dividends paid deduction for distributions paid to REIT shareholders, and earnings retained by our TRSs), plus 90% of net after-tax income from foreclosure property. A reconciliation of REIT taxable income is included on page 3 of this press release.

Cautionary Notice Regarding Forward-Looking Statements

This press release may include forward-looking statements within the meaning and subject to the protection of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements include statements regarding the Company’s expectations about reductions in GAAP losses in future periods; statements regarding our belief that our current business model is the most efficient way to finance our mortgage loans; estimates of potential gain on sale that may have been realized if loans held for investment had been sold; statements regarding expectations of increased mortgage originations for 2005, total mortgage originations for 2005, growth in the Company’s portfolio of retained mortgage loans; and its ability to achieve continued success in execution of its strategy. Such forward-looking statements are based on information presently available to the Company’s management and are subject to various risks and uncertainties, including, without limitation, risks of changes in interest rates on our mortgage loan production and its interest sensitive assets and liabilities; interest rate risks and credit risks of customers; loan loss experience and the rate of loan charge-offs; risks inherent in originating mortgage loans; loss experience arising from alleged breaches of representations and warranties provided to buyers of its mortgage loans that are sold to third parties; risks related to its execution of its new business strategy and its ability to meet the requirements for operation as a REIT; the failure of assumptions underlying the establishment of reserves for possible loan and contingency losses and other estimates; and the other risks described in the Company’s SEC reports and filings under “Special Cautionary Notice Regarding Forward-Looking Statements” and “Risk Factors.” You should not place undue reliance on forward-looking statements, since the statements speak only as of the date that they are made. The Company has no obligation and does not undertake to publicly update, revise or correct any of the forward-looking statements after the date of this press release, or after the respective dates on which such statements otherwise are made, whether as a result of new information, future events or otherwise.

HomeBanc Corp.

Condensed Consolidated Statement of Operations

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2004	2003	2004	2003
	(Amounts in thousands, except share data)
Revenues:
Net gain on sale of mortgage loans	$4,487	$19,202	$38,276	$89,516
Other revenue	89	489	4,193	945

Interest income	30,087	6,661	66,630	27,358
Interest expense	(20,735)	(2,944)	(48,777)	(15,830)

Net interest income	9,352	3,717	17,853	11,528
Provision for loan losses	1,211	—	2,870	—

Net interest income after provision for loan losses	8,141	3,717	14,983	11,528

Total revenues	12,717	23,408	57,452	101,989

Expenses:
Salaries and employee benefits, net	13,513	11,502	53,511	40,429
Marketing and promotions	7,205	5,120	24,302	16,970
Occupancy and equipment expense	3,362	3,807	20,234	12,722
Depreciation	2,451	1,497	6,755	4,722
Interest expense, other	—	261	869	1,557
Minority interest	2	19	165	68
Other operating expense	5,090	3,164	18,226	12,132

Total expenses	31,623	25,370	124,062	88,600

(Loss) income before income taxes	(18,906)	(1,962)	(66,610)	13,389
Income tax (benefit) expense	(6,804)	(683)	(18,277)	5,678

Net (loss) income	$(12,102)	$(1,279)	$(48,333)	$7,711

Net (loss) income applicable to common shares	$(12,102)	$(1,279)	$(48,333)	$7,711

Net (loss) income per common share outstanding(1): Basic and diluted	$(0.27)	$(0.20)	$(1.99)	$1.24
Weighted average common shares outstanding(1): Basic and diluted	45,501,117	6,384,940	24,226,970	6,237,443

(1)	Data from 2003 reflects units held in predecessor company.

HomeBanc Corp.

Condensed Consolidated Balance Sheet

(Unaudited)

	December 31, 2004	December 31, 2003
	(Amounts in thousands, except per share data)
Assets
Cash	$12,232	$1,722
Restricted Cash	6,877	4,447
Mortgage loans held for sale	252,378	325,482
Mortgage loans held for investment, net of allowance of $2,870	2,937,156	—
Mortgage servicing rights, net	5,097	400
Accounts receivable	34,972	28,325
Prepaid assets, net	3,551	3,055
Premises and equipment, net	33,025	19,182
Goodwill, net	39,995	39,995
Deferred tax asset	11,973	—
Other assets, net	22,697	7,287

Total assets	$3,359,953	$429,895

Liabilities and shareholders’ equity
Warehouse lines of credit	$333,783	$257,045
Aggregation credit facilities	869,429	—
Loan funding payable	69,831	63,219
Accrued expenses	49,981	22,030
Debt	1,785,900	36,720
Deferred tax liability	—	5,969

Total liabilities	3,108,924	384,983

Minority interest	16	21
Commitments and contingent liabilities	—	—

Shareholders’ equity:
Preferred Stock – par value $0.01; 25,000,000 shares authorized; no shares issued or outstanding	—	—
Common Stock – par value $0.01; 150,000,000 shares authorized; 45,501,117 shares issued and outstanding (6,446,438 at December 31, 2003)	455	64
Additional paid-in capital	299,970	46,139
Accumulated deficit	(51,111)	(1,227)
Accumulated other comprehensive income (loss)	1,699	(85)

Total shareholders’ equity	251,013	44,891

Total liabilities and shareholders’ equity	$3,359,953	$429,895

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